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                                                                      Exhibit 99

News
For Immediate Release

                           MUCHO.COM AND TEAM AMERICA
                        SIGN DEFINITIVE MERGER AGREEMENT

LAFAYETTE, CALIFORNIA AND COLUMBUS, OHIO--JUNE 19, 2000: Mucho.com, an online business center (OBC), announced today it has entered into a Definitive Agreement and Plan of Merger with Ohio-based TEAM America Corporation (NASDAQ:
TMAM), a Professional Employer Organization (PEO.) In connection with the merger, Mucho shareholders will receive up to 5,925,925 shares of TEAM America stock. The merger values TEAM America at $29 million, and the combined companies will have a valuation of approximately $70 million. TEAM America shareholders who choose to opt out of their holdings will receive $6.75 per share in cash through a self-tender offer for up to 50% of TEAM America's outstanding common stock. The merger will be subject to certain conditions, including regulatory and stockholder approval of both companies. Upon consummation of the merger, TEAM America will change its name to Mucho.com, Inc., but will continue to operate its PEO business under the name of TEAM America Human Resources.

Mucho's combination with TEAM America will bolster Mucho.com's human resource service offering while giving the combined company cross-selling access to TEAM America's 1,800 client businesses. TEAM America's "partners in employment" will have the added benefit of being Mucho.com Online Business Center members.

S. Cash Nickerson, Chairman and CEO of Mucho.com, will become Chairman and CEO of the combined company while current TEAM America President and CEO, Kevin T. Costello, will serve as President and COO. Jose Blanco, CFO of Mucho.com, will become CFO. David Waal, President of Mucho.com, will serve as COO of Internet Development and will continue to oversee the Internet business operations. Tom Gerlacher, CFO of TEAM America, will become the Chief Accounting Officer.

According to Nickerson, "The merger has the following key benefits: first, intend for TEAM's 1,800 clients to become key residents of the Mucho.com online business center; second, we expect to web-enable TEAM's proprietary software TEAM Direct and energize TEAM's growth rate; and third, Mucho.com plans to have a special section of Mucho.com for TEAM's 16,000 worksite employees and their families."

"The PEO industry continues to expand at a rate of growth of 30% per year," according to Costello, "This merger allows us to add even greater, more powerful benefits and capabilities across the board to the client services of both Mucho and TEAM America. The combination of TEAM America and Mucho.com is positioned to be the standard bearer for synergistic business solutions."

Mucho.com is committed to helping small businesses as they face the considerable learning and adoption curves that must be mastered to realize the Internet's full potential as a business platform. Mucho.com has positioned itself to be the key Internet

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destination for small and growing companies. Its comprehensive offering of expert business content, interactive tools, services and products in an intuitive, easy-to-navigate environment gives small business decision-makers an integral Web solution that simplifies everyday business operations. Founded and managed by small business owners, Mucho.com helps small businesses get more done with a team of professionals who have already done it.

Through its "Partnering in Employment" arrangement with its clients, TEAM America provides outsourcing to small and medium sized businesses in the areas of human resource administration, regulatory compliance management, employee benefits administration, risk management services and employer liability protection, payroll and payroll tax administration and placement services. As a result, TEAM America relieves clients from these administrative responsibilities and liabilities so they can focus on their core business strategies.

TEAM America has offices in Columbus, Cleveland, Dayton, and Cincinnati, Ohio; Orlando, Florida; San Francisco, Silicon Valley and San Diego, California; Troy, Michigan; Twin Falls, Idaho; Salt Lake City, Utah; Stevensville, Montana; Redmond, Oregon; Corinth, Mississippi; and Selmer, Tennessee.

For more information regarding Mucho.com, contact Matt Geiser, Rogue Media, at 925-962-0174 or Steve Luckenbach, Mucho.com, at 925-299-2500. For more information regarding TEAM America Corporation, contact Kevin Costello at 614-848-3995 or Toll Free: 800-962-2758.

This press release contains statements that are not purely historical, and as such are forward-looking statements under the federal securities laws. These include forward-looking statements regarding both companies' management's intentions, plans, hopes, beliefs, expectations or projections of the future, and include statements in this document regarding: the combined company's expectation for continued growth prospects. These forward looking statements involve risks and uncertainties, including without limitation, whether the combined company's services will be accepted and adopted by current customers and prospective customers; whether the combined company can successfully and profitably expand and operate its business; whether consumers will sign up for and use the combined company's services when and as expected; whether the two companies will be able to successfully integrate their businesses; whether the combined company's business and market assumptions supporting current revenue and earnings projections will prove to be accurate; and the various risks inherent in the combined company's business and other risks and uncertainties as detailed (applicable to TEAM) from time to time in TEAM's periodic reports filed with the Securities and Exchange Commission. These SEC filings include Form 10-K for the year ended December 31, 1999 (filed April 14, 2000) and Form 10-Q for the quarter ended March 31, 2000 (filed May 18, 2000). One or more of these factors have affected, and could in the future affect, the combined company's business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this press release will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by TEAM or Mucho, or any other person, that the objectives and plans of the combined company will be achieved. All forward-looking statements made in this press release are based on

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information presently available to TEAM's and Mucho's management, and neither
TEAM or Mucho assumes any obligation to update any forward-looking statements.


Investors and security holders are urged to read the Proxy Statement/Information Statement/Prospectus regarding this transaction contained in the TEAM America Corporation Registration Statement on Form S-4, when it becomes available, because it will contain important information. Investors and security holders are also urged to read the Tender Offer Statement regarding TEAM America's proposed self-tender offer for its shares of common stock, when it becomes available, because it will also contain important information. Participant information is included in TEAM America's Form 10-K for the year ended December 31, 1999, which was filed with Securities and Exchange Commission on April 14, 2000. These documents have been or will be filed with the SEC and may be obtained free at the SEC's web site at www.sec.gov. You may also obtain copies of these documents for free (when available) from TEAM America by directing your request to Mr. Kevin Costello, President and CEO, by e-mail at kcostello@teamamerica.com or by phone at (614) 848-3995.


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